Exhibit 23(b) - Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our report dated February 19, 2001, with respect to the financial statements of Separate Account NY-B in the Statement of Additional Information incorporated by reference from the Registration Statement (Form N-4 No. 333-16501) and Prospectuses filed with the Securities and Exchange Commission contemporaneously with this Registration Statement (Form S-1 No. 333-77385). We also consent to the use of our report dated March 12, 2001, with respect to the financial statements of First Golden American Life Insurance Company of New York, and to the reference to our firm under the caption "Experts" in each of the Prospectuses included in this Amendment No. 4 to the Registration Statement (Form S-1 No. 333-77385) of First Golden American Life Insurance Company of New York.

Our audits (to which the date of our report is March 12, 2001) also included the financial statement schedules of First Golden American Life Insurance Company of New York included in Item 16(b)(2). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                              /s/ Ernst & Young LLP


Atlanta, Georgia
April 24, 2001